Exhibit 99.1

IN8bio Reports Second Quarter 2023 Financial Results and Provides Corporate Update

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Presented positive INB-200 Phase 1 data in an oral presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting showing 100% of treated patients (n=8) have exceeded historical median progression-free survival
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INB-400 on track to initiate enrollment in glioblastoma multiforme (GBM) in the second half of 2023. The Phase 2 trial (NCT05664243) will initially enroll newly diagnosed GBM patients in the autologous setting. The primary endpoint of the study is overall survival (OS); secondary endpoints include tolerability, progression-free survival (PFS), overall response rate (ORR) and time to progression (TTP)
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Promising preclinical data in ovarian cancer announced at the American Society of Gene & Cell Therapy (ASGCT) Annual Meeting underscores the synergistic potential of DeltEx gamma-delta T cells and chemotherapy to target solid tumors beyond brain cancer
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Additional clinical and pipeline updates expected at a research and development (R&D) day on October 12, 2023 in New York City and at fall medical meetings with abstracts submitted for Society for Immunotherapy of Cancer (SITC), Society for Neuro-Oncology (SNO), and the American Society of Hematology (ASH) Annual Meetings in the fourth quarter of 2023

NEW YORK, August 10, 2023 (GLOBE NEWSWIRE) -- IN8bio, Inc. (Nasdaq: INAB), a leading clinical-stage biopharmaceutical company developing innovative gamma-delta T cell therapies, today announced financial results and operational highlights for the second quarter ended June 30, 2023. In addition, the Company provided an overview of recent corporate developments through August 2023.

“We made significant clinical advancements in our gamma-delta T cell programs in the second quarter of 2023, sharing encouraging positive data from our INB-100 and INB-200 programs at major medical meetings as well as increasing enrollment across our clinical pipeline,” said William Ho, CEO and co-founder of IN8bio. “We were honored to be selected as one of only four oral presentations and the only Phase 1 program for central nervous system tumors at the ASCO 2023 Annual Meeting. The positive clinical data from both of our Phase 1 trials continues to demonstrate the potential of gamma-delta T cell therapy in preventing relapse and ultimately prolonging survival in patients with these devastating diseases. Our clinical programs investigate the safety, durability and potential utility of gamma-delta T cells as a much-needed treatment option for cancer patients. We look forward to providing additional updates at medical meetings this fall.”

Business Highlights and Recent Developments

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Presented positive INB-200 Phase 1 data update in GBM showing 100% of treated patients (n=8) to date have exceeded median progression-free survival at the ASCO 2023 Annual Meeting. Results support the potential of DeltEx drug resistant immunotherapy (DRI) to improve progression-free survival and overall survival in patients with newly diagnosed GBM, demonstrating that multiple doses in later cohorts did not lead to any changes in toxicity profile. The Company is on track to complete INB-200 Phase 1 study enrollment in 2023 with updated data expected to be presented later this year.
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Presented new promising preclinical data underscoring the potential of DeltEx gamma-delta T cells to target and kill ovarian cancer cells at the ASGCT 26th Annual Meeting. The results showcased the powerful synergistic potential of combining gamma-delta T cells and chemotherapy to enhance their ability to recognize and eradicate cancer cells across a broad range of challenging cancer indications beyond the brain and has the potential to be developed as a novel therapy for ovarian cancer.
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Announced upcoming R&D Day in October. The Company will be hosting an R&D Day on Thursday, October 12, 2023 in New York City, with details to follow.
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Announced opening of advanced R&D facility in Birmingham. The Company recently announced that it has opened a new R&D facility in Birmingham, AL. Complementing the Company’s current GMP manufacturing spaces, this facility will play a vital role in enhancing the Company's preclinical R&D and process development capabilities. These facilities will be instrumental in advancing our groundbreaking pipeline of gamma-delta T cell therapies, setting the stage for future clinical and pipeline developments.

Second Quarter 2023 Financial Highlights

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Research and Development (R&D) expenses: R&D expenses were $4.1 million for the three months ended June 30, 2023, compared to $3.5 million for the comparable prior year period. The increase in R&D expenses was primarily due to (i) contract research organization expenses related to the initiation of INB-400, (ii) completion of additional lentiviral vector manufacturing to support the INB-400 program and (iii) increased personnel-related costs, including salaries, benefits, and stock-based compensation due to increased headcount.
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General and administrative (G&A) expenses: G&A expenses were $3.6 million for the three months ended June 30, 2023, compared to $3.7 million for the comparable prior year period. The decrease was primarily due to cost savings related to D&O insurance premiums and reductions in professional services.

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Net loss: The Company reported a net loss of $7.7 million, or $0.27 per basic and diluted common share, for the three months ended June 30, 2023, compared to a net loss of $7.2 million, or $0.38 per basic and diluted common share, for the comparable prior year period.
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Cash position: As of June 30, 2023, the Company had cash of $17.0 million, compared to $10.9 million as of March 31, 2023.

About IN8bio
IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell product candidates for solid and liquid tumors. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous, iPSC and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio is currently conducting two investigator-initiated Phase 1 clinical trials for its lead gamma-delta T cell product candidates: INB-200 for the treatment of newly diagnosed glioblastoma and INB-100 for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation. Pursuant to a company-sponsored IND cleared by the FDA in late 2022, the Company plans to initiate a Phase 2 clinical trial of INB-400 for the treatment of newly diagnosed GBM in the second half of 2023. IN8bio also has a broad portfolio of preclinical programs focused on addressing other hematological and solid tumor types. For more information about IN8bio and its programs, please visit www.IN8bio.com.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the development and continued progress and success of our preclinical and clinical trials and programs; the timing of initiation, progress and scope of clinical trials; the synergistic potential of DeltEx gamma-delta T cells and chemotherapy to target solid tumors beyond the brain; future results in clinical data relating to the INB-100, INB-200 and INB-400 studies; the synergistic potential of combining gamma-delta T cells and chemotherapy to recognize and eradicate cancer cells across a broad range of challenging cancer indications beyond the brain and its use as novel therapy for ovarian cancer; the timing, initiation, and readout of clinical data from IN8bio’s clinical trials, including expectations regarding enrollment and the timing of data therefrom; the ability of IN8bio’s new R&D facility in Birmingham, AL to play a vital role in enhancing the Company’s preclinical R&D and process development capabilities; and IN8bio’s ability to achieve anticipated milestones, including expected data readouts from its trials, enrollment of additional patients in its clinical trials, advancement of clinical development plans and to develop new preclinical programs. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; expectations for regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements. These and other factors are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 12, 2023, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

IN8BIO, INC.

BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,
	2023	December 31,
	(unaudited)	2022
Assets
Current assets
Cash	$16,993	$18,182
Prepaid expenses and other current assets	2,472	4,052
Total Current Assets	19,465	22,234
Non-current assets
Property and equipment, net	3,977	4,397
Construction in progress	93	29
Restricted cash	253	252
Right-of-use assets - finance leases	1,817	1,691
Right-of-use assets - operating leases	3,858	4,181
Other non-current assets	255	255
Total Non-Current Assets	10,253	10,805
Total Assets	$29,718	$33,039
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$585	$2,091
Accrued expenses and other current liabilities	1,674	2,342
Short-term finance lease liability	765	682
Short-term operating lease liability	757	707
Total Current Liabilities	3,781	5,822
Long-term finance lease liability	861	811
Long-term operating lease liability	3,277	3,674
Total Non-Current Liabilities	4,138	4,485
Total Liabilities	7,919	10,307
Stockholders' Equity
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized at June 30, 2023 and December 31, 2022, respectively. No shares issued and outstanding	—	—
Common stock, par value $0.0001 per share; 490,000,000 shares authorized at June 30, 2023 and December 31, 2022; 30,606,119 and 24,545,157 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	4	3
Additional paid-in capital	98,247	83,941
Accumulated deficit	(76,452)	(61,212)
Total Stockholders' Equity	21,799	22,732
Total Liabilities and Stockholders' Equity	$29,718	$33,039

IN8BIO, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$4,134	$3,504	$8,519	$5,885
General and administrative	3,581	3,675	7,051	7,439
Total operating expenses	7,715	7,179	15,570	13,324
Other income	—	—	330	—
Loss from operations	(7,715)	(7,179)	(15,240)	(13,324)
Net loss	$(7,715)	$(7,179)	$(15,240)	$(13,324)
Net loss per share – basic and diluted	$(0.27)	$(0.38)	$(0.57)	$(0.71)
Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,472,346	18,828,680	26,612,794	18,814,691

Company Contact:
IN8bio, Inc.
Patrick McCall

+ 1 646.600.6GDT (6438)

info@IN8bio.com

Investors & Media Contact:
Argot Partners

IN8bio@argotpartners.com